                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE
      COMPANY CONTACT:                   VION PHARMACEUTICALS, INC.

                                                 Alan Kessman, President and CEO
                                                 (203) 498-4210 ph

      FINANCIAL COMMUNICATIONS CONTACT:          SHANDWICK INTERNATIONAL
                                                 Sue L. Yeoh (investors)
                                                 (646) 658-8375 ph
                                                 Lisa Bradlow (media)
                                                 (212) 579-7428 ph

        VION REPORTS 2000 THIRD QUARTER AND NINE MONTH FINANCIAL RESULTS

NEW HAVEN, CONN., NOVEMBER 13, 2000 - VION PHARMACEUTICALS, INC. (NASDAQ NM:
VION) today announced third quarter and nine month financial results for the period ended September 30, 2000.

     The loss applicable to common shareholders was $3,245,890 in the third quarter of 2000, compared with $2,410,409 in the third quarter of 1999, primarily due to increased research and development expenses and increased general and administrative expenses, which were partially offset by increased interest income generated from additional cash resources. Revenues for the 2000 third quarter rose 28% to $368,092, compared with revenues of $286,936 reported in the third quarter of 1999. This reflects an increase of $218,083 in contract research revenue received for the company's core drug delivery platform, TAPET'r', which was partially offset by the elimination of revenues from reimbursed development costs under the revised terms of Vion's collaboration agreement with Boehringer Ingelheim GmbH (BI) for the development of Promycin'r', restructured in December 1999. Research and development expenses for the third quarter of 2000 were $3,011,545, compared with $2,192,961 for the three months ended September 30, 1999, reflecting increased preclinical activities related to the company's Sulfonyl Hydrazine technology, and patient enrollment for the Phase I human clinical trial of TAPET. General and administrative expenses were $1,055,429 for the three months ended September 30, 2000, versus $465,868 for the three months ended September 30, 1999, due to higher patent-related and professional fees.

     The loss applicable to common shareholders was $9,734,449 in the nine months ended September 30, 2000, compared with $8,856,385 in the nine months ended September 30, 1999. Revenues for the nine months ended September 30, 2000 were $786,805, versus revenues of $1,616,150 for the first nine months of 1999, reflecting the elimination of revenues from reimbursed development costs under the revised terms of Vion's collaboration agreement with BI for the development of Promycin, which was restructured in December 1999. Revenue from contract research grants increased 141% to $628,780 for the nine months of 2000, compared with grants of $260,880 for the period ended September 30, 1999. Research and development expenses for the first nine months of 2000 were $8,307,359, compared with expenses of $8,517,035, reported in the first nine months of 1999, reflecting increased preclinical activities related to the company's Sulfonyl Hydrazine technology, and patient enrollment for the Phase I human clinical trial of TAPET, offset by lower expenses under Vion's revised collaboration agreement with BI for the development of Promycin. General and administrative expenses were $2,607,851 for the nine months ended September 30, 2000, versus $1,666,198 reported in the same period last year, due to higher patent-related and professional fees.

                                    - more -

VION REPORTS 2000 THIRD QUARTER AND NINE MONTH FINANCIAL RESULTS
     PAGE 2

     All outstanding shares of the company's Series 1998 Redeemable Convertible Preferred Stock were converted to common stock on February 22, 2000, which resulted in the elimination of non-cash accretion of Preferred Stock dividends. As such, preferred stock dividends and accretion were zero for the three months ended September 30, 2000, compared with $77,332 for the three months ended September 30, 1999. Preferred stock dividends and accretion were $600,570 for the nine months ended September 30, 2000, versus $434,700 for the nine months ended September 30, 1999. The difference primarily represents the recording of non-cash dividends related to the company's Series 1998 Convertible Redeemable Preferred Stock valued at market prices higher than their conversion price.

"One of our primary goals for the year 2000 was to strengthen our balance sheet and to simplify our capital structure. Over the last two quarters, we have completed several transactions that have allowed us to achieve these objectives. As of September 30, 2000, Vion had approximately 26,112,000 common shares outstanding and cash resources of approximately $27.6 million. We believe we have sufficient cash resources through 2001 to support our current business plans, which include advancing Phase I trials of both TAPET'r' and Triapine'r', as well as conducting additional preclinical toxicology studies of a SHP candidate to evaluate its suitability for future clinical trials, expected to begin in 2001," concluded Mr. Kessman.

Vion Pharmaceuticals, Inc. is a biopharmaceutical company engaged in the research, development and commercialization of cancer treatment technologies. Vion's product portfolio consists of TAPET, a drug delivery platform, and cancer therapeutics (Triapine and Sulfonyl Hydrazine Prodrugs). TAPET has been shown in preclinical models to effectively deliver anticancer agents while having a minimal toxic effect on healthy normal tissues. TAPET uses genetically altered strains of Salmonella as a bacterial vector, or vehicle, for delivering cancer-fighting drugs preferentially to solid tumors. Triapine, which is designed to prevent the replication of tumor cells by blocking a critical step in the synthesis of DNA, is currently being evaluated for its safety in several Phase I clinical trials. Sulfonyl Hydrazine Prodrugs, compounds that are designed to be converted to unique potent, alkylating agents, are currently being evaluated in preclinical studies. For additional information on Vion and its research and product development programs, visit the company's Internet web site at http://www.vionpharm.com.

Statements included in this press release, which are not historical in nature, are forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements regarding the company's future business prospects, plans, objectives, expectations and intentions are subject to certain risks, uncertainties and other factors that could cause actual results to differ materially from those projected or suggested in the forward-looking statements, including, but not limited to those contained in Vion Pharmaceuticals' Registration Statement filed on Form S-3/A (file no. 333-95671). This press release shall not constitute an offer to sell or the solicitation of an offer to buy the common stock nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

                                 (tables follow)

                           VION PHARMACEUTICALS, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                       CONDENSED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)


                                                       THREE MONTHS ENDED                   NINE MONTHS ENDED
                                                SEPTEMBER 30,       SEPTEMBER 30,    SEPTEMBER 30,    SEPTEMBER 30,
                                                        2000                1999             2000             1999
                                                -------------       -------------    -------------    -------------
Revenues:
    Contract research grants                       $   314,787       $    96,704     $   628,780       $    260,880
    Research support                                        --           183,813              --          1,298,851
    Technology license revenues                         25,005             6,419          76,113             56,419
    Laboratory support service revenue                  28,300                --          81,912                 --
                                                -------------------------------------------------------------------
          Total revenues                               368,092           286,936         786,805          1,616,150

Operating expenses:
    Research and development                         3,011,545         2,192,961       8,307,359          8,517,035
    General and administrative                       1,055,429           465,868       2,607,851          1,666,198

Interest income                                       (454,468)         (45,720)      (1,003,888)          (173,075)
Interest expense                                         1,476            6,904            9,362             27,677
                                              ---------------------------------------------------------------------
          Net loss                                 $(3,245,890)      $(2,333,077)    $(9,133,879)      $(8,421,685)
                                              ---------------------------------------------------------------------

Preferred stock dividends and accretion            $        --       $   (77,332)    $  (600,570)      $  (434,700)
                                              ---------------------------------------------------------------------

Loss applicable to common shareholders             $(3,245,890)      $(2,410,409)    $(9,734,449)      $(8,856,385)
                                              ---------------------------------------------------------------------

Basic and diluted loss applicable
  to common shareholders per share                 $     (0.13)      $     (0.16)    $     (0.42)      $     (0.59)
                                              ---------------------------------------------------------------------

Weighted average common stock
  and common stock equivalents
  outstanding                                       25,804,736        15,550,930      23,455,570        14,921,896


                          CONDENSED BALANCE SHEET DATA

                                                 SEPTEMBER 30, 2000                 DECEMBER 31, 1999
Cash, cash equivalents and
     short-term investments                        $27,613,022                        $11,105,262
Total assets                                        29,115,652                         13,933,805
Total liabilities                                    1,285,970                          2,901,254
Redeemable preferred stock                                  --                          5,179,287
Shareholders' equity                               $27,829,682                         $5,853,264